EXHIBIT 5(A)

STEEL                                               Steel Hector & Davis LLP
HECTOR                                              200 South Biscayne Boulevard
& DAVIS                                             Miami, Florida 33131-2398
                                                    305.577.7000
                                                    305.577.7001 Fax
                                                    www.steelhector.com



December 19, 2001



FPL Group, Inc.
FPL Group Capital Inc
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

         As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), and FPL Group Capital Inc, a Florida corporation ("FPL Group Capital"), we have participated in the preparation of a joint registration statement on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act") on or about the date hereof (the "Registration Statement"), in connection with the proposed offering of up to $2,000,000,000 aggregate amount of (i) FPL Group Capital's unsecured debt securities ("Debentures"); (ii) FPL Group's guarantee relating to the Debentures ("Guarantee"); (iii) shares of FPL Group's common stock, $.01 par value ("Common Stock"), including the preferred share purchase rights ("Rights") attached thereto (collectively, "Shares"); (iv) contracts to purchase the Shares or other agreements or instruments requiring FPL Group to sell the Shares (collectively, "Stock Purchase Contracts"); and (v) units, each representing ownership of a Stock Purchase Contract and either Debentures or debt securities of third parties, including U.S. Treasury securities ("Stock Purchase Units"). In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

         In connection therewith, we have examined FPL Group's Restated Articles of Incorporation as amended to the date hereof ("FPL Group Charter") and Bylaws as amended to the date hereof; the Rights Agreement, dated as of July 1, 1996, between FPL Group and EquiServe Trust Company, N.A. (as successor to Fleet National Bank, formerly known as The First National Bank of Boston), as amended by an Amendment to Rights Agreement, dated as of July 30, 2000 (the "Rights Agreement"), providing for the issuance of the Rights; resolutions adopted by the Board of Directors of FPL Group on (i) June 17, 1996, providing, among other things, for distribution of the Rights and approving the Rights Agreement dated as of July 1, 1996, and (ii) July 30, 2000, approving the Amendment to Rights Agreement dated as of July 30, 2000; and such other corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. We have

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assumed that there will be no changes to such documents and agreements, or expiration thereof, after the date hereof which would affect the opinions expressed herein.

         We have also reviewed the relevant statutory provisions of the Florida Business Corporation Act, as amended, such other legal authority in Florida as we have deemed relevant and, because the issuance of the Rights would, if challenged, present as to a Florida corporation a case of first impression in the courts of Florida and because the issuance of interests such as the Rights has to our knowledge yet to be the subject of any reported appellate opinion of a Florida court, we have reviewed certain case law with respect to the distribution of such Rights in other jurisdictions.

         For purposes of the opinion related to the Rights expressed herein, we have assumed that (1) FPL Group has sufficient authorized but unissued shares of preferred stock fully to provide for the exercise of the Rights without amendment of the FPL Group Charter to increase the number of authorized but unissued shares of preferred stock, (2) no member of the Board of Directors of FPL Group has any personal interest therein (except for an interest arising solely from ownership of the Common Stock) and (3) in approving the Rights Agreement and the transactions provided for therein, each member of the Board of Directors has discharged his duties in the good faith exercise of his business judgment, in a manner he reasonably believed to be in the best interest of FPL Group and its shareholders and with such care as an ordinarily prudent person in a like position would use under similar circumstances and that he did not act solely or primarily to perpetuate his office. Nothing has come to our attention, after due inquiry with respect thereto, that would lead us to believe that we are not justified in relying on such assumptions.

         Based upon the foregoing, we are of the opinion that:

         1. The Debentures and the Guarantee will be valid, legal and binding obligations of FPL Group Capital and FPL Group, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditor's rights and remedies generally and general principles of equity, when:

              a. a duly-authorized officer of FPL Group Capital, acting within the authority granted by resolutions of the Board of Directors of FPL Group Capital, approves and establishes the terms and provisions of the Debentures in accordance with the Indenture (For Unsecured Debt Securities) dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Trustee; and

              b. the Debentures are issued and sold in accordance with their respective terms and provisions and as contemplated by the Registration Statement.

         2. The shares of Common Stock will be validly issued, fully paid and non-assessable when:

              a. FPL Group's Board of Directors (or a senior executive officer ofT FPL Group pursuant to express authority conferred on such officer by the Board of Directors) shall have adopted appropriate resolutions approving and authorizing the issuance and sale of the Common Stock and any other action necessary to the consummation of the proposed issuance and sale thereof; and

              b. the Common Stock shall have been issued and sold for the consideration contemplated by such resolutions, and otherwise as contemplated by the Registration Statement.

         3. The Rights, when issued in accordance with the terms of the Rights Agreement and as contemplated by the Registration Statement, will be validly issued subject to the terms of the Rights Agreement.

         4. The Stock Purchase Contracts and Stock Purchase Units will be valid, legal and binding obligations of FPL Group, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditor's rights and remedies generally and general principles of equity, when:

              a. FPL Group's Board of Directors (or a senior executive officer of FPL Group pursuant to express authority conferred on such officer by the Board of Directors) shall have adopted appropriate resolutions to establish the terms of such Stock Purchase Contracts or Stock Purchase Units, as the case may be; and

              b. such Stock Purchase Contracts or Stock Purchase Units, as the case may be, shall have been issued and delivered in accordance with the terms and provisions thereof and as contemplated by the Registration Statement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the captions "Experts" and "Legal Opinions."

         We are members of the Florida Bar and this opinion is limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby. As to all matters of New York law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Thelen Reid & Priest LLP, New York, New York. As to all matters of Florida, Thelen Reid & Priest LLP, is authorized to rely upon this opinion as if it were addressed to it.

                                              Very truly yours,

                                              /s/ Steel Hector & Davis LLP

                                              STEEL HECTOR & DAVIS LLP